Exhibit 10.9

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

Master Services Agreement

THIS MASTER SERVICES AGREEMENT (“AGREEMENT”) is entered into by and between Distributed Bio, Inc, a California corporation (“Distributed Bio”) and Pandion Therapeutics, Inc., a Delaware corporation, (“Client”) on this 11th day of October, 2017 (the “Effective Date”). Distributed Bio and Client are sometimes referred to individually as the “Party” or collectively as the “Parties”.

1.    Statement of Work.

1.1 Distributed Bio shall provide the deliverables and services related to antibody discovery services using Distributed Bio’s proprietary antibody library and other resources (collectively “Services”) as shall be set forth in Statements of Work (“SOW”) executed by both Parties and that reference this Agreement. The first SOW for Services is attached as Exhibit A and incorporated herein by reference. The Parties anticipate that they may enter into additional SOWs. Any such SOW subsequently entered into by and between the Parties shall be subject to, and governed by, the terms and conditions of this Agreement. In the event of any conflict between the terms of this Agreement and any SOW or Exhibit hereto, the terms of this Agreement shall govern unless otherwise specifically set forth in an SOW. Distributed Bio shall not, without the prior written consent of Client, delegate or subcontract specific tasks under any SOW to one or more third party contractor(s). In the event that Distributed Bio is permitted to delegate or subcontract any portion of the Services, Distributed Bio shall be responsible for such third party contractor(s)’ performance of such activities delegated or subcontracted.

1.2.    In the event that Client wishes to modify any of the Services in a particular SOW or obtain additional Services not covered by such SOW, Client shall submit in writing to Distributed Bio a detailed description of the changed or additional Services (each a “Change Order Request”). Distributed Bio shall use commercially reasonable efforts to accommodate such Change Order Requests; provided, however, that in the event that such Change Order Request requires material changes to the Services, Distributed Bio shall within [**] from receipt of such Change Order Request submit to Client a revised cost estimate, payment schedule, and/or performance schedule for the SOW. Such revisions shall be reasonable and shall take into account the general effort level of the Change Order Request as compared to the existing SOW. Upon receipt of such revisions, Client may (a) instruct Distributed Bio to continue the Services with no changes to the existing SOW; (b) approve the revisions by signing and dating the revisions and returning the document to Distributed Bio, or (c) terminate the SOW in accordance with this Agreement. If Client has not taken any of these actions within [**] after receipt of such revisions from Distributed Bio, Distributed Bio will continue the Services with no changes to the existing SOW. Revisions to an SOW must be approved in writing by both Parties prior to implementation.

1.3    Distributed Bio represents and warrants that it: (a) is not presently debarred by the FDA pursuant to 21 U.S.C. § 335a or any similar non-United States law or regulations; and (b) shall not employ, contract with or retain any person directly or indirectly to perform the Services if such person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or any similar non-United States law or regulations. In addition, Distributed Bio represents and warrants that, to the best of its knowledge, it has not engaged in any conduct or activity that could lead to debarment actions. Distributed Bio shall promptly notify Client if Distributed Bio or any person employed, contracted or retained by it to perform any of the Services: (i) has come under investigation by the FDA or any non-United States regulatory authority for a debarment action; or (ii) is debarred. Distributed Bio covenants that it shall check the debarment list maintained by the FDA and any similar listings maintained by regulatory authorities in countries or jurisdictions in which Services are being performed at the time that it employs, contracts with or retains any person directly or indirectly to perform the Services and periodically during the term of this Agreement to ensure that such persons are not debarred.

1.4    Distributed Bio further represents and warrants to Client that: (a) (i) it has the right, power and authority to enter into and perform its obligations under this Agreement, (ii) it is under no contractual or other obligation or restriction that is inconsistent with Distributed Bio’s execution or performance of this Agreement, including the obligations to assign rights to Client pursuant to Section 5, and (iii) other than the provision of its Antibody library to non-Affiliate third parties for use in Antibody discovery, it has not assigned, transferred or exclusively licensed to any third party any right, title or interest in or to any Assigned Antibody Rights and is under no obligation to do so; (b) Distributed Bio shall not enter into any agreement, either written or oral, that would conflict with Distributed Bio’s responsibilities under this Agreement; provided, however, that Distributed Bio shall be entitled to deliver its Antibody library to non-Affiliate third parties and such third parties may file or have filed patent applications or obtain patents that would overlap with or conflict with the Assigned Antibody Rights; (c) Distributed Bio has, and shall engage, employees, consultants and other personnel (“Distributed Bio Personnel”) with the proper skill, training and experience to perform the Services. Distributed Bio shall be solely responsible for paying Distributed Bio Personnel and providing any employee benefits that they are owed. Before providing Services, all Distributed Bio Personnel must have agreed in writing to (i) confidentiality obligations consistent with the terms of this Agreement, and (ii) effectively vest in Distributed Bio any and all rights (including intellectual property rights) that such personnel might otherwise have in the results of their work or in the Assigned Antibody Rights; (d) Distributed Bio shall perform the Services in accordance with this Agreement, the applicable SOW, applicable industry standards (including cybersecurity standards) and all applicable laws, rules and regulations; (e) Distributed Bio shall comply, and shall ensure that Distributed Bio Personnel comply, with all federal and state laws, regulations, orders and regulatory guidance applicable to its operations, or their equivalents in any countries under which it is performing Services under this Agreement or any applicable SOW; and (f) to the best of Distributed Bio’s knowledge, but without any obligation to investigate, the provision of Services under this Agreement will not violate any patent, trade secret or other intellectual property right of any third party; and (g) other than the provision of its Antibody library to non-Affiliate third parties for use in Antibody discovery, neither Distributed Bio, nor any of its Affiliates, have assigned, licensed or transferred any rights in any Invention Categories or intellectual property that would, without such assignment, license or transfer, be Assigned Antibody Rights.

2.    Payment. Client agrees to pay Distributed Bio the fees set forth in the applicable SOW for the provision of the Services. Unless otherwise specified in the applicable SOW, Distributed Bio will invoice Client at the beginning of each month with respect to Services performed during the prior month. Distributed Bio will submit all invoices to Client by e-mail. Each invoice will reference the SOW number and include detailed information as necessary to confirm what Services were performed and the amount of payment due. Payment is due [**] from Client’s receipt of the invoice; provided, however, that if Client disputes any invoice in good faith, Client shall pay the undisputed amount and the Parties shall work in good faith to promptly resolve such dispute. Payments can be made online, by credit card authorization or by check. Interest in the amount of [**] percent ([**]%) per month may be added to any outstanding undisputed invoices remaining unpaid for more than [**] after its due date. Further, if any undisputed invoice remains unpaid for more than [**] Distributed Bio may suspend the applicable Services provided hereunder until any such invoice is paid; provided that Distributed Bio shall provide Client [**] prior written notice before suspending any Services. Client agrees to pay reasonable attorney’s fees and costs associated with the collection of any undisputed amounts owed hereunder.

3.    Taxes. Distributed Bio shall not be liable for any taxes and other governmental fees related to the Client’s purchase of any Service hereunder, other than taxes based on Distributed Bio’s net income. Client agrees to be fully responsible for all taxes and fees of any nature associated with products or Services sold pursuant to this Agreement and any applicable SOW, excluding taxes based on Distributed Bio’s net income.

4.    Term and Termination.

4.1.    Term. The term of this Agreement is one (1) year, which shall automatically renew for successive annual terms (each a “Renewal Term”), unless either Party notifies the other of its intention to cancel this Agreement at least sixty (60) days prior to any Renewal Term.

4.2.    Termination Without Cause. This Agreement or any SOW may be terminated by Client, without cause, upon thirty (30) days’ prior written notice to Distributed Bio. Distributed Bio may terminate this Agreement, without cause, upon thirty (30) days’ prior written notice to Client; provided that such termination and any cancellation under Section 4.1 shall not affect any then ongoing SOW and Distributed Bio shall continue to perform its obligations under any such SOW (and this Agreement shall continue to govern such SOW) until the completion of the Services thereunder.

4.3.    Termination for Cause. This Agreement may be terminated by either Party for material breach by the other Party, provided that the terminating Party has given the breaching Party written notice of the breach and the breach has not been cured within [**] of such notice.

4.4    Effects of Termination. Upon termination or expiration of this Agreement, Distributed Bio will take all such action as is necessary to terminate all Services in progress under this Agreement, or the terminated SOW, as the case may be, in an orderly manner and to transition such Services to Client or its designee as soon as practical and in accordance with the instructions provided by Client. Within [**] of the termination of this Agreement or any SOW, Distributed Bio shall deliver to Client all relevant information, data, raw materials, and other work product from the terminated Services.

4.5    Survival. Sections 1.3, 1.4(a), 1.4(b), 1.4(f), 1.4(g), 4.4, 4.5, 5, and 7 – 12 shall survive the expiration or termination of this Agreement for any reason.

5.    Ownership of Intellectual Property.

5.1.     As used in this Agreement, the following terms shall have the following meanings:

“Assigned Antibody Right” means any right, title or interest in or to (a) any Antibody sequence that is selected by Distributed Bio under the Services and provided to Client as part of the Deliverables, (b) any derivative Antibody sequence related to an Antibody sequence in clause (a) that is made by or on behalf of Client, manifested in different Antibody formats including antibody fragments, (c) any molecule (including any multifunctional molecule) containing any item in clause (a) or (b), (d) any product containing any of item in clause (a), (b) or (c), or the complementarity determining regions (CDRs) of the foregoing Antibodies, (e) any method of manufacture of any item in any of clause (a)-(d) that is developed by Distributed Bio under the Services or any method of use of any item in any of clause (a)-(d), but not including any methods that are generally applicable to the discovery of antibodies or the generation of antibody libraries, and (f) any intellectual property rights in any of clause (a)-(e), including but not limited to any claim that claims generically or specifically claims any of the subject matter in any of clause (a)-(e), and any physical embodiment of any item in any of clause (a)-(e), in each case of (a)-(e) that is claimed, generically or specifically, in a patent application filed, solely or jointly, by or on behalf of Client, and any intellectual property rights in any of the foregoing and any physical embodiment of any of the foregoing.

“Deliverables” shall mean anything, whether in tangible or intangible form, required to be provided to Client under a SOW.

“Invention” shall mean any inventions, discoveries, improvements, ideas, designs, processes, formulations, compounds, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products (“Invention Categories”) that are invented, developed or otherwise made, in whole or part, by or on behalf of Distributed Bio in the performance of the Services (whether or not patentable or subject to copyright or trade secret protection).

“Materials” shall mean all documentation, information, and biological, chemical and other materials.

5.2    Client shall own all right, title and interest in and to the Deliverables and all Inventions, and all intellectual property rights therein, and all Assigned Antibody Rights. Distributed Bio hereby assigns to Client all of its right, title and interest in and to the Deliverables and Inventions, and all intellectual property rights therein, and all Assigned Antibody Rights, and further agrees to assist (and require Distributed Bio Personnel to assist) Client, at Client’s reasonable request and expense, to further evidence, perfect and record the foregoing assignment. Client will inform Distributed Bio of any Assigned Antibody Right promptly after filing the first patent application claiming such Assigned Antibody Right. The Parties acknowledge and agree that all inventions,

Materials and technology that are owned or controlled by Client as of the Effective Date or that are otherwise developed or acquired by Client outside of the performance of the Services under this Agreement (collectively, “Client Background Technology”) and all improvements and modifications thereto, together with all intellectual property rights in the foregoing, shall remain the sole and exclusive property of Client. All Materials controlled by Client and furnished to Distributed Bio and all associated intellectual property rights shall remain the exclusive property of Client. Distributed Bio shall use Materials provided by Client or generated under this Agreement only as necessary to perform the Services. Distributed Bio agrees that it shall not use, analyze or evaluate such Materials or any portions thereof for any other purpose except as directed or permitted in writing by Client. Distributed Bio shall not transfer or make the Materials available to third parties except as expressly permitted by Client in writing.

5.3    Subject to the terms and conditions of this Agreement, Client hereby grants to Distributed Bio a nonexclusive, world-wide, perpetual, royalty-free, fully paid-up license (with the right to grant and authorize sublicenses) to use and practice those Inventions assigned to Client pursuant to Section 5.2 that (a) are generally applicable to the discovery of antibodies and generation of antibody libraries and (b) are not, and do not contain or specifically relate to, any of Client’s Confidential Information or proprietary Materials or any Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement). For purposes of clarity, such license does not include a right or license to practice under or use any Client Background Technology or any of Client’s Confidential Information or proprietary Materials or any Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement).

5.4    The Parties acknowledge and agree that, as between the Parties, all Invention Categories that are owned or controlled by Distributed Bio as of the Effective Date, including without limitations all Invention Categories related to the generation of antibody libraries, or that are otherwise developed or acquired by Distributed Bio outside of the performance of the Services under this Agreement, and all improvements and modifications thereto (other than by Client or any of its Affiliates), together with all intellectual property rights in the foregoing (collectively, “Distributed Bio Background Technology”), shall, except as set forth in Section 5.2 or in a Related Agreement, remain the sole and exclusive property of Distributed Bio.

5.5    Distributed Bio hereby grants to Client a nonexclusive, world-wide, perpetual, irrevocable, royalty-free, fully paid-up license (with the right to grant and authorize sublicenses) to use and practice Distributed Bio Background Technology solely to the extent that such Distributed Bio Background Technology is necessary to practice, use or otherwise exploit, or perform any activities with respect to, any (i) Deliverable, (ii) any Invention, (iii) any Antibody Product upon [**] with such Antibody Product [**] for which Client has paid the corresponding milestone payment (to the extent applicable), including without limitation to research, develop, optimize, make, use, sell, offer for sale, practice or otherwise exploit any Antibody Product; provided, however, that the license granted under this Section 5.5 excludes any method of manufacture, or any method of generating antibody libraries, within the Distributed Bio Background Technology. Distributed Bio covenants, on behalf of itself and its Affiliates, not to claim that any activity by Client or any of its collaborators to (x) research any antibody obtained by Client among the Deliverables from Distributed Bio pursuant to this Agreement, (y) modify any such antibody for purposes of creating a potential Antibody Product, or (z) further research and develop any such modified antibody or any Antibody Product, would infringe any Distributed

Bio Background Technology. For clarity, this license and covenant do not include a right or license to use any antibody library of Distributed Bio for the screening or identification of Antibodies or other proteins (although such a license is granted under the Antibody Library Subscription Agreement entered into by the Parties on or about the Effective Date (the “Library Agreement”)).

5.6    Except as expressly provided in this Agreement, neither Party grants to the other Party any right or license in any intellectual property right, whether by implication, estoppel or otherwise.

6.    Milestone Payments.

Within [**] after the first achievement by Client or any of its licensees of any of the milestone events described below with respect to an Antibody Product [**], Client shall provide Distributed Bio with written notice of such achievement, and shall pay the corresponding milestone payment within the later of (a) [**] after such achievement and (b) [**] of receipt of an invoice from Distributed Bio for the relevant milestone payment. Each such milestone amount shall be paid (A) no more than once per Antibody Product, whether under this Agreement or any other agreement between Client (or any of its Affiliates) and Distributed Bio (or any of its Affiliates) (each, a “Related Agreement”), and (B) no more than once with respect to any set of targets to which any Antibody Product is directed, whether under this Agreement or any Related Agreement (by way of example and not limitation, if Antibody Product A is directed to targets XXX and YYY, Antibody Product B is directed to targets XXX and ZZZ, Antibody Product C is directed to targets XXX and YYY, and Antibody Product D is directed to target ZZZ, and if Antibody Product A is the first to achieve each milestone event, Antibody Product B is the second to achieve each milestone event, Antibody Product C is the third to achieve each milestone event and Antibody Product D is the fourth to achieve each milestone event, and if the proviso below does not apply, then each milestone amount shall be paid once in total (whether under this Agreement or any Related Agreement) with respect to Antibody Product A, once in total (whether under this Agreement or any Related Agreement) with respect to Antibody Product B (since it is directed to a different set of targets than Antibody Product A), not paid under this Agreement or any Related Agreement with respect to Antibody Product C (since it is directed to the same set of targets as Antibody Product A), and once in total (whether under this Agreement or any Related Agreement) with respect to Antibody Product D (since it is directed to a different set of targets than the set of targets to which Antibody Product A, Antibody Product B or Antibody Product C is directed); provided, that, if any such milestone event had been achieved with respect to an Antibody Product and the development of such Antibody Product is later terminated for any reason, then, notwithstanding anything to the contrary herein, no milestone payment shall be due when the next Antibody Product (whether directed to the same or a different target or set of targets) achieves such milestone event. For clarity, the credit for the first terminated Antibody Product will only extend to the next Antibody Product developed to achieve such milestone event, and will not extend to any subsequent milestone events or Antibody Products (e.g., paying a [**] milestone payment on an Antibody Product for which development is terminated will relieve Client from paying a [**] milestone payment for a subsequent Antibody Product).

	Milestone Event	Milestone Amount
(i)	[**]	[**]

(ii)	[**]	[**]

(iii)	[**]	[**]

(iv)	[**]	[**]

(v)	[**]	[**]

(vi)	[**]	[**]

If, with respect to an applicable Antibody Product, any of the development milestones (iv)-(vi) listed in the table above is achieved prior to the achievement of any of the earlier listed milestones (i)-(iii) with respect to such Antibody Product and such earlier listed milestone(s) is due in accordance with the first paragraph of this Section 6, then such preceding milestones (i)-(iii), as applicable, shall be deemed achieved and the corresponding milestone payment shall be payable on achievement of the later milestone in accordance with the paragraph above.

Client may offset each of the milestone payments set forth above (other than the milestone payment set forth in clause (iv) for [**]) by any amounts paid by Client or any licensee or sublicensee to any third party for the achievement of the same or similar milestone events with respect to any Antibody Product, but such offset shall not reduce the relevant amount paid by Client to Distributed Bio with respect to such milestone event for such Antibody Product by more than fifty percent (50%) of the amount set forth in the table above.

All payments shall be made in U.S. dollars by wire transfer to Distributed Bio in accordance with wiring instructions provided by Distributed Bio.

As used herein,

“Antibody” means a molecule which comprises or contains: (a) an immunoglobulin variable domain; (b) a fragment, variant, modification or a derivative of an immunoglobulin variable domain irrespective of origin or source, including but not limited to antigen binding portions including Fab, Fab’, F(ab’)2, Fv, dAb and CDR fragments, single chain antibodies (scFv), chimeric antibodies, monospecific antibodies, diabodies and polypeptides (including humanized versions thereof) that contain at least a portion of an immunoglobulin that confers specific antigen binding to the polypeptide; or (c) the nucleic acid consisting of a sequence of nucleotides encoding (or complementary to a nucleic acid encoding) the foregoing molecules in (a) or (b).

“Antibody Product” means any Antibody that (a) includes a complementarity determining region derived from an Antibody among the Deliverables, or derived from an Antibody provided in tangible form to Client pursuant to any Related Agreement, or panned by Client from Distributed Bio’s antibody library provided pursuant to the Library Agreement, and (b) is included in Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement), including fragments, variants, modifications and derivatives thereof.

“Indication” means a label indicating the use of the applicable Antibody Product for a different patient population, or indicating the applicable Antibody Product for use in combination with another treatment or drug, in each case that requires a pivotal clinical study for marketing authorization, for a disease or condition. For the avoidance of doubt, the Parties acknowledge that there is only one Indication for any given autoimmune disease (by way of example and not limitation, inflammatory bowel disease, multiple sclerosis, rheumatoid arthritis, or psoriasis) and that there is only one Indication for transplantation and that applications with respect to the stage of disease being treated, including front-line treatment, relapsed refractory treatment or maintenance treatment of the same autoimmune disease or for transplantation are the same Indications for purposes of this Agreement.

“Phase I Clinical Trial” means a study of an Antibody Product in human subjects or patients with the endpoint of determining initial tolerance, safety, metabolism or pharmacokinetic information and clinical pharmacology of such Antibody Product, as and to the extent defined for the United States in 21 C.F.R. § 312.21(a), or its successor regulation, or the equivalent regulation in any other country.

“Phase II Clinical Trial” means a study of an Antibody Product in human patients to determine the safe and effective dose range in a proposed therapeutic Indication, as and to the extent defined for the United States in 21 C.F.R. § 312.21(b), or its successor regulation, or the equivalent regulation in any other country.

“Phase III Clinical Trial” means a study of an Antibody Product in human patients with a defined dose or a set of defined doses of such Antibody Product designed to (a) ascertain efficacy and safety of such Antibody Product for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Antibody Product in the dosage range to be prescribed; and (c) enable (without additional trials to be conducted thereafter) preparing and submitting applications for Regulatory Approval to the competent Regulatory Authorities in a country or region of the world, as and to the extent defined for the United States in 21 C.F.R.§ 312.21(c), or its successor regulation, or the equivalent regulation in any other country.

“Regulatory Approval” means all technical, medical, scientific and other licenses, registrations, authorizations and approvals (as applicable) of any Regulatory Authority (including any approval of a New Drug Applications or Biologic License Applications) necessary for the marketing of a pharmaceutical product in any regulatory jurisdiction, as well as all pricing and reimbursement approvals of any Regulatory Authority necessary or reasonably useful to sell such pharmaceutical product in the applicable country or region.

“Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, sale, pricing or reimbursement of a pharmaceutical or diagnostic product in a country or region, including the Food and Drug Administration in the United States and the European Medicines Agency in the European Economic Area.

7.    Warranty and Disclaimer. Distributed Bio warrants that the Services delivered pursuant to this Agreement and any applicable SOW shall substantially conform to the specifications set forth in the SOW or any documentation incorporated by reference to the SOW. EXCEPT AS EXPRESSLY SET FORTH ABOVE IN THIS SECTION 7 AND IN SECTION 1.3 AND 1.4 OF THIS AGREEMENT: (a) THE SERVICES PROVIDED ARE PROVIDED “AS IS”; AND (b) DISTRIBUTED BIO MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, FOR THE SERVICES PROVIDED HEREUNDER, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.    Limitation of Liability. EXCEPT AS PROVIDED BELOW, (a) NEITHER PARTY OR, ITS OFFICERS, AGENTS SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, AND (b) NEITHER PARTY’S LIABILITY UNDER THIS AGREEMENT SHALL EXCEED THE AMOUNTS PAID OR PAYABLE BY CLIENT TO DISTRIBUTED BIO IN THE TWENTY FOUR MONTHS PRIOR TO THE CLAIM BEING MADE. THE WAIVERS AND LIMITATIONS OF LIABILITY IN THIS SECTION 8 SHALL NOT APPLY TO ANY OF THE FOLLOWING: DAMAGES ARISING OUT OF A PARTY’S BREACH OF SECTION 5 (INTELLECTUAL PROPERTY) OR SECTION 10 (CONFIDENTIALITY); A PARTY’S OBLIGATIONS UNDER SECTION 9 (INDEMNIFICATION); DAMAGES ARISING OUT OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR ANY PERSONAL BODILY INJURY OR DEATH TO THE EXTENT CAUSED BY A PARTY; OR ANY LOSS OR DAMAGE FOR WHICH LIABILITY CANNOT BE LIMITED OR EXCLUDED BY APPLICABLE LAW.

9.    Indemnification.

9.1.    By Distributed Bio. Distributed Bio hereby agrees to defend, hold harmless and indemnify Client and its officers, directors and employees (“Client Indemnitees”) from and against any and all liabilities, expenses, damages and/or losses (including without limitation reasonable legal expenses and attorneys’ fees) resulting from any third-party claim to the extent arising out of (i) Distributed Bio’s breach of this Agreement or the (ii) the gross negligence or willful misconduct of Distributed Bio or its officers, directors, employees, agents or representatives or other Distributed Bio Personnel; except in each case, to the extent caused by the gross negligence or willful misconduct of any Client Indemnitee.

9.2    By Client. Client hereby agrees to defend, hold harmless and indemnify Distributed Bio and its officers, directors and employees (the “Distributed Bio Indemnitees”) from and against any and all liabilities, expenses, damages and/or losses (including without limitation reasonable legal expenses and attorneys’ fees) resulting from any third-party claim to the extent arising out of (i) Client’s use of any Deliverables or work product from the Services (except to the extent due to Distributed Bio’s breach of this Agreement), or (ii) the gross negligence or willful misconduct of Client or its officers, directors, employees, agents or representatives; except in each case, to the extent caused by the gross negligence or willful misconduct of any Distributed Bio Indemnitee.

9.3    Procedures. To be eligible to be indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the third-party claim giving rise to the indemnification obligation pursuant to this Article 9 and the right to control the defense (with the reasonable cooperation of the indemnified Party) and settlement of any such claim; provided, however, that neither Party shall enter into any settlement that admits fault, wrongdoing or damages on behalf of the other Party or payable by such other Party, without such other Party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any such claim that has been assumed by the indemnifying Party; provided that the indemnifying Party shall have no obligations with respect to any liabilities, damages, losses or expenses resulting from the indemnified Party’s admission, settlement or other communication without the prior written consent of the indemnifying Party. For purposes of this Article 9, a “third-party claim” is a claim brought by a person or entity that is not an Affiliate of either Party.

10.    Confidentiality.

10.1.    Definition of Confidential Information. As used herein, “Confidential Information” means all confidential information disclosed by a Party (“Disclosing Party”) to the other Party (“Receiving Party”), whether before, on or after the Effective Date, whether orally, visually or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure. Confidential

Information, shall include without limitation, any and all business and marketing plans, technology and technical information, product plans and designs, and business processes disclosed by the Disclosing Party. Notwithstanding the foregoing, (a) the Deliverables and other results of the Services shall be deemed the Confidential Information of Client, and (b) any Proprietary Information (as defined in the Prior CDA) of a Party that was, as of the Effective Date of this Agreement, not subject to Section 5 of the Prior CDA shall be considered the Confidential Information of such Party under this Agreement. However, Confidential Information of the Disclosing Party shall not include any information that (i) is or becomes generally known to the public without breach of any obligation owed by the Receiving Party to the Disclosing Party, whether under this Agreement, the Prior CDA or any Related Agreement, (ii) was known to the Receiving Party prior to its disclosure by the Disclosing Party without breach of any obligation owed to the Disclosing Party, whether under this Agreement, the Prior CDA or any Related Agreement, as evidenced by the Receiving Party’s records, (iii) is received by the Receiving Party from a third party (other than an Affiliate of either Party) without breach of any obligation owed to the Disclosing Party, whether under this Agreement, the Prior CDA or any Related Agreement, as evidenced by the Receiving Party’s records, or (iv) was independently developed by the Receiving Party without the aid, application or use of the Disclosing Party’s Confidential Information, as evidenced by contemporaneous written documentation. Notwithstanding anything to the contrary herein, any Assigned Antibody Rights, any patent application claiming or disclosing any Assigned Antibody Rights, any Deliverables, any Material to the extent containing, incorporating or (with respect to Materials that are documentation or information) referencing any Assigned Antibody Rights or Deliverables (but, for clarity, not any Antibody library of Distributed Bio used in the performance of the Services), the names of the targets of interest to Client, and any Records shall be considered the Confidential Information of Client, with Client considered the Disclosing Party and Distributed Bio considered the Receiving Party, and Distributed Bio may not rely on clause (ii), (iii) or (iv) with respect thereto. “Prior CDA” means the Confidentiality Agreement between Client and Distributed Bio dated [**].

10.2.    Protection of Confidential Information. Except as otherwise permitted in writing by the Disclosing Party, (i) the Receiving Party shall use the same degree of care that it uses to protect the confidentiality of its own confidential information of like kind (but in no event less than reasonable care) not to disclose the Disclosing Party’s Confidential Information to third parties (except as provided in clause (ii) below) or use any Confidential Information of the Disclosing Party for any purpose outside the scope of this Agreement or any Related Agreement, and (ii) (A) the Receiving Party shall limit access to Confidential Information of the Disclosing Party to those of its employees, contractors and agents or advisors (including, without limitation, attorneys, consultants, bankers, investors, potential investors and members of advisory boards) who need such access for purposes consistent with this Agreement or any Related Agreement and who have signed confidentiality agreements with the Receiving Party containing protections no less stringent than those herein, and (B) to the extent necessary to exercise its rights under this Agreement or any Related Agreement, Client may disclose Distributed Bio Background Technology and other of Distributed Bio’s Confidential Information to its Affiliates and its and its Affiliate(s)’s actual or potential sublicensees, acquirers, investors and funding sources who are bound by confidentiality agreements or professional obligations containing protections no less stringent than those herein.

10.3.    Compelled Disclosure. Notwithstanding Section 10.2, the Receiving Party may disclose Confidential Information of the Disclosing Party if it is compelled by law to do so, provided the Receiving Party gives the Disclosing Party prior notice of such compelled disclosure (to the extent legally permitted) and reasonable assistance, at the Disclosing Party’s cost, if the Disclosing Party wishes to contest the disclosure. The Receiving Party shall disclose only that portion of such Confidential Information of the Disclosing Party that it is required to disclose. Except for any such required disclosure, the Confidential Information shall remain subject to the terms of this Agreement and may only be disclosed as set forth in this Section 10.

10.4    Upon termination or expiration of this Agreement, Receiving Party shall, as requested by Disclosing Party in writing, promptly return to Disclosing Party or destroy all of the Confidential Information of the Disclosing Party in its possession or control, except that (i) one (1) copy may be retained by Receiving Party solely for legal compliance purposes and (ii) Client may retain any Distributed Bio Background Technology or other of Distributed Bio’s Confidential Information as necessary to exercise its licenses and other rights hereunder or under any Related Agreement that survive termination or expiration of this Agreement and to perform any activities with respect to any of the Deliverables or Assigned Antibody Rights.

11.    Records.

11.1    Distributed Bio shall maintain all materials and all other data and documentation obtained or generated by Distributed Bio in the course of preparing for and providing Services hereunder (including but not limited to all computerized records and files) (“Records”) in a secure area and/or secure IT resources reasonably protected from fire, theft, destruction and security attacks. These Records shall remain the exclusive property of Client and Distributed Bio hereby assigns to Client all right, title and interest in and to the Records. Distributed Bio shall maintain a reasonable backup system for all Records, whether the Records are computerized or not computerized.

11.2    Distributed Bio shall retain all Records for [**] after the termination of Services or such longer period as required under applicable law or regulation (the “Record Retention Period”). At the end of the Record Retention Period, at Client’s option such Records shall either be (a) delivered to Client or to its designee, or (b) disposed of, but only after giving Client [**] prior written notice of Distributed Bio’s intent to do so. Distributed Bio may retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, subject to Distributed Bio’s obligations of confidentiality under this Agreement.

12.    [Intentionally Left Blank]

13.    Miscellaneous.

13.1.    Manner of Giving Notice. Except as otherwise specified in this Agreement, all notices, permissions and approvals hereunder shall be in writing and shall be deemed to have been given upon: (i) personal delivery, (ii) the fifth business day after first-class mailing through the postal service, (iii) the second business day after sending by confirmed facsimile (with a copy sent via overnight courier), (iv) the second business day after sending by email with confirmed receipt (with a copy sent via overnight courier; provided email shall not be sufficient for notices of termination or an indemnifiable claim), or (v) the first business day after sending via overnight courier. All notices shall be directed to the Parties at the respective addresses set forth below or to such other address as either Party may, from time to time provide to the other by written notice in accordance with this Section 13.1. For purposes of this Section 13.1, “business day” means a day that is neither a Saturday, a Sunday nor a US federal holiday.

13.2.    Agreement to Governing Law. This Agreement will be construed and interpreted and its performance governed by the laws of the State of California, without regard to choice or conflicts of law rules.

13.3.    Relationship of the Parties. The parties are independent contractors. This Agreement does not create a partnership, franchise, joint venture, agency, fiduciary, or employment relationship between the parties.

13.4.	No Third-Party Beneficiaries. There are no third-party beneficiaries to this Agreement.

13.5.    Waiver and Cumulative Remedies. No failure or delay by either party in exercising any right under this Agreement shall constitute a waiver of that right. Other than as expressly stated herein, the remedies provided herein are in addition to, and not exclusive of, any other remedies of a party at law or in equity.

13.6.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the provision shall be modified by the court and interpreted so as best to accomplish the objectives of the original provision to the fullest extent permitted by law, and the remaining provisions of this Agreement shall remain in effect.

13.7.    Assignment. Neither Party may assign any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement in its entirety (a) to its Affiliate (an entity that controls, is controlled by or is under common control with the relevant Party, where “control” is defined as (i) direct or indirect ownership of at least fifty percent (50%) of the voting interest of an entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise) or (b) to its successor in interest in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets to which this Agreement relates; provided, in each case of (a) and (b), that the assignee has sufficient assets to perform the assigning Party’s obligations under this Agreement and promptly notifies the other Party of such assignment upon its closing. Any assignment not in accordance with the foregoing shall be void.

13.8.    Entire Agreement. This Agreement, including all exhibits and addenda hereto and all SOWs, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, proposals or representations, written or oral, concerning its subject matter, including the Prior CDA; provided, however, that the Parties acknowledge and agree that the Parties are entering into the Library Agreement, which is a Related Agreement. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless in writing and either signed or accepted electronically by the Party against whom the modification, amendment or waiver is to be asserted.

13.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[Signature Page Follows]

DISTRIBUTED BIO, INC.:		PANDION THERAPEUTICS, INC.:

/s/ Giles Day		/s/ Alan Crane
By:	Giles Day	By:	Alan Crane
Title:	CEO	Title:	Chairman

Date:	October 11, 2017	Date:	October 11, 2017

Address:	329 Oyster Point Blvd	Address:	c/o Lab Central
	3rd Floor		700 Main St N
	South San Francisco CA 94080		Cambridge, MA 02139